Exhibit 99.1

WorldGate Releases Third Quarter 2004 Results

Ojo video phone awarded Best of Innovations Award at 2005 CES

Trevose, Pa., November 10, 2004 – WorldGate Communications, Inc. (NASDAQ: WGAT) today announced its financial results for the third quarter and nine months ended September 30, 2004. Since WorldGate’s Ojo video phone concept was first demonstrated during the Consumer Electronics Show (CES) last January, the Company has successfully developed and made significant progress toward full commercialization of its video phone technology. A major milestone in this process was today’s announcement that the Company’s Ojo™ Personal Video Phone was awarded a Consumer Electronics Show (CES) Best of Innovations Award from the Consumer Electronics Association (CEA).

Ojo Awarded Best of Innovations Award at  2005 CES:

Motorola’s Broadband Communications Sector submitted Ojo to CES for consideration for the Innovations Award as part of its collaborative effort with WorldGate to bring Ojo to market.

Among the thousands of products nominated by the consumer technology industry for the CES Innovation Awards, the Ojo video phone was one of a selected few to receive the Best of Innovations distinction based on the product’s unique, innovative, stylish, and functional industrial design. Hal Krisbergh, Chairman and CEO of WorldGate said, “I am very proud of the WorldGate team members who have worked so hard to design and develop this unique and revolutionary product. It is a great honor to be recognized by our peers in the industry with this prestigious award.”

Key Third Quarter Operating Highlights:

The third quarter was marked by a number of significant events as the Company continued its progress towards the successful commercialization of the Ojo personal video phone. These include:

•                  Continued progress in relationship with Motorola:  In July, WorldGate received a $5.0 million order from Motorola, under which initial delivery of prototype units started in August.  The  partnership with Motorola continued to progress as the two companies are collaboratively engaged in joint discussions regarding the product, packaging, product testing, launch campaign, marketing, and sales in anticipation of the product launch

•                  Established videophone service infrastructure : During the quarter WorldGate established new relationships with Sento Corporation, a leading provider of world class customer support infrastructure, Level 3, a leading communications and information services company, and Logisense, a leader on IP network billing and operations support systems products.  These relationships are essential in establishing the infrastructure necessary to support a central office capability for a video phone service, including registration, customer service support, billing, data center access, and various other back office functions.

•                  Continued to stabilize operating cash flow: The Company exited the quarter with $8.3 million of cash, which management estimates is sufficient to fund operations for the next 12 months, and maintained its planned cash burn rate of approximately $2.0 million per quarter.

•                  Ojo was featured in numerous financial and trade media: Coverage during the third quarter included: Multichannel News, The Wall Street Journal, Gizmodo, Popular Science, Maxim Magazine, as well as the nationally syndicated personal finance program BusinessWeek Money Talks.

Financial Summary:

Revenues for the third quarter of 2004 as well as for the nine month period ended September 30, 2004 were $106,000 representing initial Ojo shipments to Motorola.  The Company and Motorola plan retail sales of the Ojo video phone to begin on a limited basis in the fourth quarter with a ramp up following the formal launch of Ojo at this January’s CES.

For the third quarter of 2004, WorldGate reported a net loss of $1.9 million, or $.07 loss per share, compared to a net loss of $2.3 million or $.08 loss per share for the second quarter 2004. The $0.4 million third quarter decrease in net loss versus the second quarter reflects a non cash gain of  $1.6 million on derivatives associated with the June 23, 2004 private placement of the Company’s Series A Convertible Preferred Stock and Warrants which results from adjusting the liability balances to market value as of September 30, 2004, partially offset by non-cash charges related to the issuance of warrants to Motorola, pursuant to the agreement with Motorola ($606,000).

For the first nine months of 2004, WorldGate reported a net loss of $6.6 million, or $.24 loss per share, compared to a net loss of $4.8 million, or $.20 loss per share for the nine months ended September 30, 2003. In comparing year to year results it should be noted that 2004 includes several one time non cash items including  the value of the warrants issued as part of the private placement of the Company’s stock to certain institutional investors in January 2004 ($631,000), warrants issued to Motorola ($606,000) pursuant to the agreement with Motorola, and gains on derivatives as noted above relating to the accounting of  the June 2004 $7.55 million preferred stock funding transaction ($2.0 million),  while 2003 results included a  $3 million gain resulting from the redemption of our interest in TVGateway and the sale of our ITV assets to TVGateway in September 2003.

Cash and cash equivalents totaled $8.3 million as of September 30, 2004, an increase of $4.9 million from $3.4 million at December 31, 2003. As expected, the cash usage for the third quarter ended September 30, 2004 was $2.0 million.

The balance sheet at September 30, 2004 reflects a reclassification and reevaluations of certain items that were previously identified as liabilities related to the June 23, 2004 private placement of the Company’s Series A Convertible Preferred Stock and Warrants.  The net effect of these adjustments increases the Company’s net equity position.  The Company plans to restate the second quarter financials to reflect the reclassification and reevaluations. These are non cash adjustments that will impact the second quarter 2004 balance sheet by increasing net equity while reducing the previously identified second quarter loss.

Management Comments:

In 2004 the Company’s focus has been to finalize the development and productization of its Ojo video phone and to successfully bring Ojo to market. “Our relationship with Motorola is strong, and through use of their marketing and distribution infrastructure, we are on track to have a major rollout of Ojo at CES this coming January,” said Hal Krisbergh, chairman and CEO. “We believe the market opportunity for video telephony is large and that we are in a unique position to quickly penetrate the market.  Our goal is to make Ojo synonymous with video telephony, and I believe that we are well on our way to achieving that goal.”

Mr. Krisbergh continued, “During the quarter we began shipping revenue producing Ojo video phones and implemented the service infrastructure necessary to move forward with the retail launch of the Ojo video phone.”  Mr. Krisbergh concluded, “While we are extremely excited about the prospects of an imminent product launch, we are already looking toward developing the next generation of Ojo products and we feel we are well positioned and poised for success and growth going forward.”

Financial Tables:

WorldGate Communications - Statement of Operations
(in thousands, except per share and share data)

	Three Months Ended September 30,
	2004	2003
Total Revenues from continuing operations	$106	$0
Cost of Revenues	50	0
Gross Margins	56	0

Engineering and Operations	1,038	660
Sales and Marketing	324	130
General and Administrative	1,878	862
Depreciation and Amortization	107	0
Total Operating Expenses from continuing operations	3,347	1,652

Loss from continuing operations	(3,291)	(1,652)

Other Income (Expense)	1,652	0
Net loss from continuing operations	(1,523)	(1,652)
Income (Loss) from discontinued operations	7	1,755
Net Income (Loss)	(1,516)	103
Dividend attributable to preferred shareholders	(402)	0
Net Income (Loss) applicable to common shareholders	$(1,918)	$103
Net Income (Loss) per Common Share – Basic and Diluted	$(0.07)	$0.00
Weighted Average Common Shares – Basic	28,235,349	23,580,543
Fully Diluted	28,235,349	23,662,115

	Nine Months Ended September 30,
	2004	2003
Total Revenues from continuing operations	$106	$0
Cost of Revenues	50	0
Gross Margins	56	0

Engineering and Operations	2,637	1,922
Sales and Marketing	924	354
General and Administrative	4,562	1,562
Depreciation and Amortization	310	0
Total Operating Expenses from continuing operations	8,433	3,838

Loss from continuing operations	(8,377)	(3,838)

Other Income (Expense)	2,016	0
Net loss from continuing operations	(6,234)	(3,838)
Income (loss) from discontinued operations	36	(943)
Net Loss	(6,194)	(4,781)
Dividend attributable to preferred shareholders	(432)	0
Net loss applicable to common shareholders	$(6,630)	$(4,781)
Net Loss per Common Share – Basic and Diluted	$(0.24)	$(0.20)
Weighted Average Common Shares - Basic and Diluted	27,662,870	23,579,690

WorldGate Communications – Consolidated Balance Sheet Data
(in thousands)

	September 30, 2004	December 31, 2003
Cash, Cash Equivalents, and Investments	$8,290	$3,365
Accounts Receivable	82	146
Total Assets	9,811	5,117
Total Liabilities	5,135	1,437
Redeemable Preferred Stock	1,042	0
Total Stockholders’ Equity	3,634	3,680

About WorldGate Communications Inc.

WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standard protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression. Ojo video phones are designed to operate on the high speed data infrastructures provided by cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT.  WorldGate and Ojo are trademarks of WorldGate Service, Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Senior Vice President

Chief Financial Officer

215-354-5312